Exhibit 4(ii)(f)(4)


WHEREAS, in resolutions adopted on August 9, 1994 (the "Resolutions"), the Board of Directors authorized the registration, issuance and sale of securities of various types, including but not limited to senior unsecured debt securities, subordinated debt securities, common stock, preferred stock and securities convertible without consideration into securities of the foregoing types, having an aggregate public offering price of $400,000,000 (the "Offered Securities"); and

WHEREAS, pursuant to the Resolutions, the Trust filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (File No. 33-55159) (the "Registration Statement") relating to the Offered Securities and the Commission declared the Registration Statement effective on August 26, 1994; and

WHEREAS, the Board of Directors has determined to designate a series of senior debt securities (the "Debentures") pursuant to the Indenture dated as of April 1, 1994 (the "Indenture"), from the Trust to NationsBank of Virginia, N.A., as Trustee (the "Trustee"), and to offer and sell the Debentures as Offered Securities to Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and NationsBanc Capital Markets, Inc. (collectively, the "Underwriters"), pursuant to an underwriting agreement and pricing agreement (together, the "Underwriting Agreement") between the Trust and the Underwriters in substantially the form of Exhibit 1(a) to the Registration Statement, for reoffering by the Underwriters to the public;

RESOLVED, that in accordance with Section 301 of the Indenture, the following terms of the Debentures are hereby established (terms used in these resolutions having the same definitions as in the Indenture):

          (1) The Debentures shall constitute a series of Securities having the title "8 1/2% Debentures due September 15, 2024."

          (2) The aggregate principal amount of the Debentures that may be authenticated and delivered under the Indenture (except for Debentures authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Debentures pursuant to Sections 304, 305, 306, 906, 1107 or 1305 of the Indenture) shall be $150,000,000.

          (3) The entire outstanding principal of the Debentures shall be payable on September 15, 2024, subject to prior redemption at the option of the Holders thereof as described in paragraph (7).

          (4) The rate at which the Debentures shall bear interest shall be 8 1/2% per annum; the date from which such interest shall accrue shall be September 27, 1994; the Interest Payment Dates on which such interest will be payable shall be March 15 and September 15 in each year, beginning March 15, 1995; the Regular Record Dates for the interest payable on the Debentures on any Interest Payment Date shall be the preceding March 1 (in the case of interest payable on any March 15) and September 1 (in the case of interest payable on any September 15); and the basis upon which interest shall be calculated shall be that of a 360-day year consisting of twelve 30-day months.

          (5) The place in addition to the Borough of Manhattan, The City of New York, where the principal of and interest on the Debentures shall be payable and Debentures may be surrendered for registration of transfer or exchange shall be the Corporate Trust Operations Office of the Trustee at 715 Peachtree Street, N.E., Midtown Center, 7th Floor, Atlanta, Georgia 30308. The place in addition to the Borough of Manhattan, The City of New York, where notices or demands to or upon the Trust in respect of the Debentures and this Indenture may be served shall be the Corporate Trust Office of the Trustee at 600 East Main Street, Suite 1700, Richmond, Virginia 23219.

          (6) The Debentures shall not be redeemable at the option of the Trust.

          (7) The Trust shall be obligated to redeem any Debenture, or any portion of the principal amount thereof that is an integral multiple of $1,000, at the option of the Holder thereof, on September 15, 2004 (the "Redemption Date") at a Redemption Price equal to 100% of the principal amount thereof to be redeemed, plus interest accrued to the Redemption Date. To exercise such option, such Holder shall deliver or cause to be delivered to the Trust, and the Trust shall receive at its office or agency in the Borough of Manhattan, The City of New York, during the period beginning July 15, 2004 and ending at 5:00 P.M. (New York City time) on August 15, 2004 (or, if August 15, 2004 is not a Business Day, on the next succeeding Business Day), the Debenture or Debentures to be redeemed in whole or in part with the form entitled "Option to Require Redemption on September 15, 2004" on the reverse side of such Debenture or Debentures duly completed. Any such exercise of such option shall be irrevocable. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Debenture for redemption will be determined by the Trust, whose determination shall be final and binding.

          (8) The Debentures shall be issuable in denominations of $1,000 and any integral multiple thereof.

          (9) In addition to the Trustee, Midwest Clearing Corporation, 40 Broad Street, 22d Floor, New York, New York 10004 is appointed Paying Agent for the Debentures. The office or agency of such Paying Agent in the Borough of Manhattan, The City of New York, is designated the office or agency of the Trust in the Borough of Manhattan, The City of New York, at which Debentures may be surrendered for redemption at the option of the holders thereof.

          (10) The entire outstanding principal amount of the Debentures shall be payable upon declaration of acceleration of the maturity thereof pursuant to Section 502 of the Indenture.

          (11) Payment of the principal of and interest on the Debentures shall be payable in Dollars and the Debentures shall be denominated in Dollars.

          (12) No Make-Whole Amount shall be payable in connection with any optional redemption or accelerated payment of any Debenture.

          (13) The Holders of the Debentures shall have no special rights in addition to those provided in the Indenture upon the occurrence of any particular events.

          (14) There shall be no deletions from, modifications of or additions to the Events of Default or covenants of the Trust with respect to the Debentures set forth in the Indenture.

          (15) The Debentures shall be issuable only as Registered Securities in permanent global form (without coupons). Beneficial owners of interests in the permanent global Debenture may exchange such interests for Debentures of like tenor of any authorized form and denomination only in the manner provided in Section 305 of the Indenture. DTC shall be the depositary with respect to the permanent global Debenture. The form of such permanent global Debenture filed with the minutes of this meeting and identified as Exhibit A is hereby approved.

          (16) The Debentures shall not be issuable as Bearer Securities.

          (17) Interest on any Debenture shall be payable only to the Person in whose name that Debenture (or one or more Predecessor Securities thereof) is registered at the close of business on the Regular Record Date for such interest.

          (18) Sections 1402 and 1403 of the Indenture shall be applicable to the Debentures.

          (19) The Debentures shall not be issuable in definitive form except under the circumstances described in Section 305 of the Indenture.

          (20) The Debentures shall not be issued upon the exercise of debt warrants.

          (21) The Trust shall not pay Additional Amounts as contemplated by
     Section 1011 of the Indenture on the Debentures.

          (22) The Trust shall have no obligation to permit the conversion of the Debentures into shares of Capital Stock of the Trust.

RESOLVED, that the Debentures shall be sold to the Underwriters at a price equal to 99.039% of the principal amount thereof, plus accrued interest from September 27, 1994.

RESOLVED, that each of the President and the Senior Vice President and Chief Financial Officer of the Trust (and, in the absence of the Senior Vice President and Chief Financial Officer of the Trust, each of the Vice President, Controller - Corporate Accounting and Assistant Secretary and the Vice President, Secretary and General Counsel of the Trust) is authorized, in the name and on behalf of the Trust and where appropriate under its corporate seal attested by its Secretary or an Assistant Secretary, to execute and deliver the Debentures and the Underwriting Agreement in the forms approved hereby, with such changes as shall have been approved by the executing officer, provided that any such change shall be consistent with all determinations made by the Board of Directors in these resolutions.

RESOLVED, that all officers of the Trust are authorized, in the name and on behalf of the Trust, to make, execute and deliver or cause to be made, executed and delivered, and to evidence the approval of the Board of Directors of, all such officers' certificates, depository agreements, letters of representation or other agreements or arrangements necessary or appropriate in connection with the administration of any book-entry arrangements for the Debentures, and such other agreements, undertakings, documents or instruments, and to perform all such acts and make all such payments, as may, in the judgment of such officers, be necessary, appropriate or desirable to effectuate the purpose of these resolutions, including the performance of the obligations of the Trust under the Indenture, the Debentures, the Registration Statement, the Underwriting Agreement and any other agreement, undertaking, document or instrument referred to herein or therein.

RESOLVED, that all officers of the Trust are authorized in the name and on behalf of the Trust to take any and all such action which they may deem necessary or advisable in order to effect the registration or qualification of part or all of the Debentures under the securities or Blue Sky laws of any of the states and other jurisdictions of the United States of America, and in connection therewith to execute, acknowledge, verify, deliver, file and publish all such applications, reports, issuer's covenants, resolutions and other papers and instruments as may be required under such laws, and to take any and all further action which they may deem necessary or advisable in order to maintain any such registration or qualification for as long as they deem to be in the best interests of the Trust.

RESOLVED, that the President, the Senior Vice President and Chief Financial Officer and the Vice President, Secretary and General Counsel of the Trust are authorized in the name and on behalf of the Trust to execute and file irrevocable written consents on the part of the Trust to be sued in such states and other jurisdictions of the United States of America wherein such consents to service of process may be requisite under the securities laws thereof in connection with said registration or qualification of the Debentures, and to appoint the appropriate state official agent of the Trust for the purpose of receiving and accepting process.

RESOLVED, that the form of any resolution, the adoption and/or certification of which is required under the securities or Blue Sky laws of any state or other jurisdiction in the United States of America in which the Debentures are registered or qualified, is adopted, effective as of the earlier of the date of certification thereof or the date of this meeting, as if the terms of such resolution were set forth in full herein.

RESOLVED, that and any and all action heretofore taken by the officers of the Trust pursuant to the authority conferred by the preceding five resolutions and consistent therewith is ratified, approved and confirmed.